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                                                                    EXHIBIT j(1)



                         CONSENT OF INDEPENDENT AUDITORS


We consent to the references to our firm under the caption "Financial Highlights" in the Prospectus and "Auditors" in the Statement of Additional Information and to the use of our report dated September 10, 2003, on the financial statements and financial highlights of AIM High Yield Fund, AIM Income Fund, AIM Intermediate Government Fund, AIM Limited Maturity Treasury Fund, AIM Money Market Fund, AIM Municipal Bond Fund, AIM Real Estate Fund, AIM Short Term Bond Fund, and AIM Total Return Bond Fund as of and for the year ended July 31, 2003 in the Post-Effective Amendment Number 24 to the Registration Statement (Form N-1A No. 33-39519).


                                                            ERNST & YOUNG LLP


Houston, Texas
October 27, 2003